Exhibit 99.1

Investor Contact:	Media Contact:
Amanda Bryant, 312.780.5539	Stephanie Sheppard, 312.780.5399
amanda.bryant@hyatt.com	stephanie.sheppard@hyatt.com

HYATT REPORTS THIRD QUARTER 2016 RESULTS
U.S. and Systemwide Comparable RevPAR Increased 3.8% and 2.5%, Respectively

CHICAGO (November 3, 2016) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third quarter 2016 financial results. Net income attributable to Hyatt was $62 million, or $0.47 per diluted share, in the third quarter of 2016, compared to $25 million, or $0.18 per diluted share, in the third quarter of 2015. Adjusted net income attributable to Hyatt was $61 million, or $0.47 per diluted share, in the third quarter of 2016 compared to $42 million, or $0.30 per diluted share, in the third quarter of 2015. Refer to the table on page 3 of the schedules for a summary of special items impacting Adjusted net income and Adjusted earnings per share in the three months ended September 30, 2016.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "We reported another quarter of solid growth, propelled by the strength of our brands. Adjusted EBITDA grew about 12% in the quarter, excluding the impact of transactions and foreign currency translation. Once again, we saw relative strength in the Americas region, driven primarily by group business. Our outlook for the overall business for the remainder of 2016 is positive, and we reconfirm our expectations for comparable systemwide RevPAR growth in a range of approximately 2% to 3% for the year."

Third quarter 2016 financial highlights as compared to the third quarter of 2015 are as follows:

•	Net income increased 148% to $62 million.

•	Adjusted EBITDA increased 12.3% to $192 million, up 12.9% in constant currency.

•	Comparable systemwide RevPAR increased 2.5%, including an increase of 1.0% at comparable owned and leased hotels.

•	Comparable U.S. hotel RevPAR increased 3.8%; full service and select service hotel RevPAR increased 3.4% and 4.6%, respectively.

•	Net hotel and net rooms growth was 9% and 7%, respectively.

•	Comparable owned and leased hotels segment operating margins increased 80 basis points to 23.2%.

Mr. Hoplamazian continued, "Looking ahead, we believe we are well positioned to deliver against our growth strategy, by serving the needs of high-end travelers. Additionally, given our executed contract base of approximately 61,000 rooms, or more than 35% of our current room base, we believe our portfolio of high-quality brands is poised for meaningful and sustainable growth. Last week, we announced an exciting new loyalty program, World of Hyatt, which we expect will drive even higher levels of guest preference once it officially launches in March of next year. With the positive momentum we see in our business, we expect another year of solid growth in 2017."

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

Third quarter 2016 segment results as compared to the third quarter of 2015 are as follows. Hyatt evaluates segment operating performance using segment revenue and segment Adjusted EBITDA.

Owned and Leased Hotels Segment
Total owned and leased hotels segment Adjusted EBITDA increased 9.1% (10.1% in constant currency) including a 9.5% increase in pro rata share of unconsolidated hospitality ventures Adjusted EBITDA. Refer to the table on page 17 of the schedules for a detailed list of portfolio changes and the year-over-year net impact to third quarter owned and leased hotels segment Adjusted EBITDA. Owned and leased hotels revenue increased 3.8% (4.6% in constant currency) and expenses increased 4.4%.
RevPAR for comparable owned and leased hotels increased 1.0%. Occupancy increased 100 basis points and ADR decreased 0.3%.
Comparable owned and leased hotels revenue increased 1.2%. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 0.3%. Comparable owned and leased hotels segment operating margins increased 80 basis points to 23.2%, largely due to non-operational items. Refer to the table on page 11 of the schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
The following hotel was added to the portfolio in the third quarter:

•	Royal Palms Resort and Spa in Arizona, part of The Unbound Collection by Hyatt (owned, 119 rooms)
The following hotel was removed from the owned and leased hotels portfolio due to the sale in the third quarter:

•	Hyatt Regency Birmingham in the United Kingdom (319 rooms). The Company entered into a long-term management agreement with the buyer; therefore, the hotel remains in the Hyatt system.

Management and Franchise Fees
Total fee revenue increased 6.8% (consistent with change in constant currency) to $110 million. Base management fees increased 4.3% to $49 million and incentive management fees increased 8.7% to $25 million. Franchise fees increased 12.5% to $27 million, primarily due to new and converted hotels and improved performance at existing hotels in the Americas. Other fee revenues were flat at $9 million.

Americas Management and Franchising Segment
Americas management and franchising segment Adjusted EBITDA increased 4.1% (consistent with change in constant currency). RevPAR for comparable Americas full service hotels increased 3.8%; occupancy increased 70 basis points and ADR increased 2.9%. RevPAR for comparable Americas select service hotels increased 4.6%; occupancy increased 80 basis points and ADR increased 3.6%. Revenue from management, franchise and other fees increased 5.9% (consistent with change in constant currency).
Group rooms revenue at comparable U.S. full service hotels increased approximately 6%, with most of the increase coming from ADR. Group revenue in the third quarter benefited from the timing of Jewish holidays which shifted into October this year from September last year. The year-over-year comparison benefit of these holiday shifts is likely to reverse in the fourth quarter. Transient rooms revenue at comparable U.S. full service hotels increased approximately 2%, driven primarily by increased ADR.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

The following eight hotels were added to the portfolio in the third quarter:

•	Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt (owned, 119 rooms)

•	Andaz Ottawa Byward Market, Canada (managed, 200 rooms)

•	Hyatt Place Arlington / Courthouse Plaza (franchised, 168 rooms)

•	Hyatt Place Houston / Katy (franchised, 130 rooms)

•	Hyatt Place Salt Lake City / Farmington / Station Park (franchised, 108 rooms)

•	Hyatt Place St. Paul / Downtown (franchised, 149 rooms)

•	Hyatt House at Anaheim Resort / Convention Center (franchised, 262 rooms)

•	Hyatt House Portland / Downtown (managed, 203 rooms)

Southeast Asia, Greater China, Australia, South Korea, Japan and Micronesia (ASPAC) Management and Franchising Segment
ASPAC management and franchising segment Adjusted EBITDA increased 16.7% (consistent with change in constant currency). RevPAR for comparable ASPAC full service hotels increased 1.8%, driven by strength in Southeast Asia, Hong Kong, and the Pacific, offset by softness in Japan. RevPAR growth in China was broadly in-line with the overall segment. Occupancy increased 300 basis points and ADR decreased 2.4%. Revenue from management, franchise and other fees increased 9.5% (consistent with change in constant currency).
The following three hotels were added to the portfolio in the third quarter:

•	Park Hyatt Hangzhou, China (managed, 242 rooms)

•	Grand Hyatt Sanya Haitang Bay Resort and Spa, China (managed, 435 rooms)

•	Hyatt Regency Xi'an, China (managed, 298 rooms)

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
EAME/SW Asia management segment Adjusted EBITDA increased 14.3% (consistent with change in constant currency). RevPAR for comparable EAME/SW Asia full service hotels decreased 7.8%, driven by softness in France, Switzerland, and Turkey, and offset by strength in Eastern Europe and India. Segment RevPAR growth was favorably impacted by approximately 300 basis points driven by the removal of the 950-room Hyatt Regency Paris Étoile from the comparable set, due to the longer-than-expected renovation period. Occupancy increased 80 basis points and ADR decreased 8.8%. Revenue from management and other fees decreased 6.3% (consistent with change in constant currency).

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 37.0%. Adjusted selling, general, and administrative expenses decreased 6.0%, due in part to a reduction in professional fees. Refer to the table on page 10 of the schedules for a reconciliation of Adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

OPENINGS AND FUTURE EXPANSION
Eleven hotels (or 2,314 rooms) were added in the third quarter of 2016, each of which is listed above. The Company's net rooms increased 7%, compared to the third quarter of 2015. Hyatt is on pace to add more than 60 hotels in the 2016 fiscal year.
As of September 30, 2016, the Company had executed management or franchise contracts for approximately 285 hotels (or approximately 61,000 rooms), consistent with Hyatt's previous expectation. The executed contracts represent important potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the third quarter of 2016, the Company repurchased 2,607,434 shares of common stock (725,798 Class A, and 1,881,636 Class B) at a weighted average price of $52.54 per share, for an aggregate purchase price of approximately $137 million. As of September 30, 2016, the Company had approximately $111 million remaining under its share repurchase authorization, and 23,592,340 Class A and 107,247,326 Class B shares issued and outstanding. There have been no share repurchases to-date in the fourth quarter.

CORPORATE FINANCE / ASSET RECYCLING
In the third quarter, the Company completed the following transactions:

•	Completed the acquisition of the Royal Palms Resort and Spa in Arizona (119 rooms) for approximately $88 million and added the hotel to The Unbound Collection by Hyatt.

•
Sold the shares of the company that owns Hyatt Regency Birmingham in the United Kingdom (319 rooms) for approximately $51 million. The Company continues to manage the hotel under a long-term management contract.

•
In separate transactions, two unconsolidated hospitality ventures in which the Company holds or held an ownership interest each sold one Hyatt Place hotel to third parties, for which Hyatt received combined proceeds of approximately $7 million. The hotels continue to be Hyatt-branded.

BALANCE SHEET / OTHER ITEMS
As of September 30, 2016, the Company reported the following:

•	Total debt of $1.5 billion.

•	Pro rata share of unconsolidated hospitality venture debt of $799 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.

•	Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of $544 million, short-term investments of $46 million and restricted cash of $66 million.

•	Undrawn borrowing availability of $1.5 billion under its revolving credit facility.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

2016 OUTLOOK
The Company is reaffirming the following information for the 2016 fiscal year:

•	Comparable systemwide RevPAR is expected to increase approximately 2% to 3%, as compared to fiscal year 2015.

•
Adjusted selling, general, and administrative expenses are expected to be approximately $280 million. This excludes approximately $30 million of stock-based compensation expense and any potential expense impact related to benefit programs funded through rabbi trusts.

•	Depreciation and amortization expense is expected to be approximately $340 million.

•	Interest expense is expected to be approximately $75 million.

•
In addition to the capital expenditures described below, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in unconsolidated hospitality ventures, investments in debt securities, management and franchise agreement intangibles or other investments.

•	The Company expects to open more than 60 hotels in 2016.
The Company is revising the following information for the 2016 fiscal year:

•
Capital expenditures are expected to be approximately $250 million (compared to previous expectation of approximately $260 million), including approximately $75 million (compared to previous expectation of approximately $80 million) for investment in new properties under development or recently opened.

Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the definitions of the non-GAAP measures presented beginning on page 7 and non-GAAP reconciliations included in the schedules.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, November 3, 2016, at 10:00 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at www.hyatt.com and selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901 or toll-free 877.201.0168, passcode #89581652, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on November 3, 2016 through November 4, 2016 at midnight by dialing 404.537.3406, passcode #89581652. Additionally, an archive of the webcast will be available on the Company's website for 90 days.

AVAILABILITY OF INFORMATION ON HYATT'S WEBSITE
Investors and others should note that Hyatt Hotels Corporation routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. While not all of the information that the Company posts to the Hyatt Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt Hotels Corporation to review the information that it shares at the Investor Relations link located at the bottom of the page on www.hyatt.com.

DEFINITIONS

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA") and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as the Company defines them, are non-GAAP measures.
We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus its pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on its ownership percentage of each venture, adjusted to exclude the following items:

•	equity earnings (losses) from unconsolidated hospitality ventures;

•	stock-based compensation expense;

•	asset impairments;

•	gains (losses) on sales of real estate;

•	other income (loss), net;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
Effective January 1, 2016, our definitions of Adjusted EBITDA and Adjusted selling, general, and administrative expenses, as defined below, have been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is the chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance and making compensation decisions.
Adjusted EBITDA and EBITDA are not substitutes for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by generally accepted accounting principles (GAAP). There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expenses
Adjusted selling, general, and administrative expenses, as we define it, is a non-GAAP measure. Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts and stock-based compensation expense. Adjusted selling, general, and administrative expenses assist us in comparing our performance over various reporting periods on a consistent basis since it removes from our operating results the impact of items that do not reflect our core operating performance, both on a segment and consolidated basis.

Comparable Owned and Leased Hotels Segment Operating Margin
We define Comparable Owned and Leased Hotels Segment Operating Margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income. Comparable Owned and Leased Hotels Segment Operating margin, as we define it, is an operating segment performance metric.

Comparable Hotels
"Comparable systemwide hotels" represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service or select service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service or select service hotels for those properties that we manage within the EAME/SW Asia management segment. "Comparable operated hotels" is defined the same as "comparable systemwide hotels" with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. "Comparable owned and leased hotels" represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable systemwide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.

Constant Dollar Currency
We report the results of our operations both on an as reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period’s exchange rates. These adjusted amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate (ADR) and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy, ADR and growth trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, our estimated comparable systemwide RevPAR growth, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third party owners; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with colleagues and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; the possible inability of third-party owners, franchisees or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; our ability to successfully implement our new global loyalty program; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of industry consolidation, and the markets where we operate; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a portfolio of 12 premier brands and 679 properties in 54 countries, as of September 30, 2016. The Company's purpose to care for people so they can be their best informs its business decisions and growth strategy and is intended to create value for shareholders, build relationships with guests and attract the best colleagues in the industry. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Andaz®, Hyatt Centric®, The Unbound Collection by Hyatt™, Hyatt Place®, Hyatt House®, Hyatt Ziva™, Hyatt Zilara™ and Hyatt Residence Club® brand names and have locations on six continents. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2016 and September 30, 2015

4. - 5.
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2016 and September 30, 2015

6.	Segment Financial Summary
7.	Hotel Chain Statistics - Comparable Locations
8.	Hotel Brand Statistics - Comparable Locations
9.	Fee Summary
10.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
11.	Reconciliation: Comparable Owned and Leased Hotels Segment Operating Margin to Owned and Leased Hotels Segment Operating Margin
12.	Net Gains (Losses) and Interest Income from Marketable Securities Held to Fund Operating Programs
13.	Capital Expenditures and Investment Spending Summary
14. - 15.	Properties and Rooms / Units by Geography
16.	Properties and Rooms / Units by Brand
17.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA - Three Months Ended September 30, 2016

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three and Nine Months Ended September 30, 2016 and September 30, 2015
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUES:
Owned and leased hotels	$519	$500	$1,594	$1,549
Management and franchise fees	110	103	332	320
Other revenues	11	10	31	26
Other revenues from managed properties (a)	448	440	1,385	1,324
Total revenues	1,088	1,053	3,342	3,219
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	402	385	1,204	1,160
Depreciation and amortization	87	78	254	233
Other direct costs	8	8	23	20
Selling, general, and administrative	74	54	237	221
Other costs from managed properties (a)	448	440	1,385	1,324
Direct and selling, general, and administrative expenses	1,019	965	3,103	2,958
Net gains (losses) and interest income from marketable securities held to fund operating programs	12	(15)	20	(6)
Equity earnings (losses) from unconsolidated hospitality ventures	25	(17)	46	(46)
Interest expense	(20)	(17)	(57)	(51)
Asset impairments	—	(5)	—	(5)
Gains (losses) on sales of real estate	—	—	(21)	9
Other income (loss), net	4	11	1	(3)
INCOME BEFORE INCOME TAXES	90	45	228	159
PROVISION FOR INCOME TAXES	(28)	(20)	(65)	(72)
NET INCOME	62	25	163	87
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$62	$25	$163	$87

EARNINGS PER SHARE - Basic
Net income	$0.48	$0.18	$1.22	$0.60
Net income attributable to Hyatt Hotels Corporation	$0.48	$0.18	$1.22	$0.60
EARNINGS PER SHARE - Diluted
Net income	$0.47	$0.18	$1.21	$0.60
Net income attributable to Hyatt Hotels Corporation	$0.47	$0.18	$1.21	$0.60

Basic share counts	131.9	141.9	133.7	144.5
Diluted share counts	133.1	143.0	134.6	145.7
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
For the Three and Nine Months Ended September 30, 2016 and September 30, 2015

The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA (a)	$192	$171	$613	$571
Equity earnings (losses) from unconsolidated hospitality ventures	25	(17)	46	(46)
Stock-based compensation expense (a)	(1)	1	(21)	(20)
Asset impairments	—	(5)	—	(5)
Gains (losses) on sales of real estate	—	—	(21)	9
Other income (loss), net	4	11	1	(3)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(23)	(21)	(79)	(63)
EBITDA	$197	$140	$539	$443
Depreciation and amortization	(87)	(78)	(254)	(233)
Interest expense	(20)	(17)	(57)	(51)
Provision for income taxes	(28)	(20)	(65)	(72)
Net income attributable to Hyatt Hotels Corporation	$62	$25	$163	$87
(a) Effective January 1, 2016, our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, to facilitate comparison with our competitors. We have applied this change in the definition of Adjusted EBITDA to 2015 historical results to allow for comparability between the periods presented.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2016 and September 30, 2015

The following table represents a reconciliation of Earnings per diluted share, adjusted for special items and Adjusted net income attributable to Hyatt Hotels Corporation, to Earnings per diluted share and Net income attributable to Hyatt Hotels Corporation presented for the three months ended September 30, 2016 and September 30, 2015, respectively. Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted net income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended September 30,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$62	$25
Earnings per diluted share		$0.47	$0.18
Special items
Gains on sales of real estate held by unconsolidated hospitality ventures (a)	Equity earnings (losses) from unconsolidated hospitality ventures	(5)	—
Unconsolidated hospitality venture impairment (b)	Equity earnings (losses) from unconsolidated hospitality ventures	2	—
Foreign currency translation loss on sale of unconsolidated hospitality venture (c)	Equity earnings (losses) from unconsolidated hospitality ventures	—	21
Asset impairments (d)	Asset impairments	—	5
Recoveries on hotel loans, net (e)	Other income (loss), net	—	(8)
Total special items - pre-tax		(3)	18
Income tax (provision) benefit for special items	Provision for income taxes	2	(1)
Total special items - after-tax		(1)	17
Special items impact per diluted share		$—	$0.12
Adjusted net income attributable to Hyatt Hotels Corporation		$61	$42
Earnings per diluted share, adjusted for special items		$0.47	$0.30
(a) Gains on sales of real estate held by unconsolidated hospitality ventures - During the three months ended September 30, 2016, two unconsolidated hospitality ventures in which we hold or held an ownership interest each sold a Hyatt Place hotel, for which we recognized gains of $5 million.
(b) Unconsolidated hospitality venture impairment - During the three months ended September 30, 2016, we recorded a $2 million impairment charge related to an unconsolidated hospitality venture.
(c) Foreign currency translation loss on sale of unconsolidated hospitality venture - During the three months ended September 30, 2015, we recorded a $21 million loss related to the sale of an entity that held an interest in one of our foreign currency denominated unconsolidated hospitality ventures, a majority of which resulted from the release of the related accumulated currency translation loss.
(d) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value, and as a result, we recorded $5 million of impairment charges during the three months ended September 30, 2015.
(e) Recoveries on hotel loans, net - During the three months ended September 30, 2015, we recorded an $8 million net recovery related to the settlement of our secured financing receivables.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Earnings per Diluted Share, Adjusted for Special Items and Adjusted Net Income Attributable to Hyatt Hotels Corporation, to Earnings per Diluted Share and Net Income Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2016 and September 30, 2015

The following table represents a reconciliation of Earnings per diluted share, adjusted for special items and Adjusted net income attributable to Hyatt Hotels Corporation, to Earnings per diluted share and Net income attributable to Hyatt Hotels Corporation presented for the nine months ended September 30, 2016 and September 30, 2015, respectively. Special items are those items deemed not to be reflective of ongoing operations. The Company uses Adjusted net income to provide meaningful comparisons of ongoing operating results.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Nine Months Ended September 30,
		2016	2015
Net income attributable to Hyatt Hotels Corporation		$163	$87
Earnings per diluted share		$1.21	$0.60
Special items
(Gains) losses on sales of real estate (a)	Gains (losses) on sales of real estate	21	(9)
Unconsolidated hospitality ventures impairments (b)	Equity earnings (losses) from unconsolidated hospitality ventures	4	—
Gains on sales of real estate held by unconsolidated hospitality ventures (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(5)	—
Foreign currency translation loss on sale of unconsolidated hospitality venture (d)	Equity earnings (losses) from unconsolidated hospitality ventures	—	21
Asset impairments (e)	Asset impairments	—	5
Gain on sale of residential property (f)	Equity earnings (losses) from unconsolidated hospitality ventures	—	(1)
Other (g)	Other income (loss), net	9	(6)
Total special items - pre-tax		29	10
Income tax (provision) benefit for special items	Provision for income taxes	(10)	3
Total special items - after-tax		19	13
Special items impact per diluted share		$0.15	$0.09
Adjusted net income attributable to Hyatt Hotels Corporation		$182	$100
Earnings per diluted share, adjusted for special items		$1.36	$0.69
(a) (Gains) losses on sales of real estate - During the nine months ended September 30, 2016, we recorded a $21 million loss on the sale of Andaz 5th Avenue. During the nine months ended September 30, 2015, we recorded an $8 million gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement and a $1 million gain on the sale of a Hyatt House hotel.
(b) Unconsolidated hospitality ventures impairments - During the nine months ended September 30, 2016, we recorded $4 million of impairment charges related to unconsolidated hospitality ventures.
(c) Gains on sales of real estate held by unconsolidated hospitality ventures - During the nine months ended September 30, 2016, two unconsolidated hospitality ventures in which we hold or held an ownership interest each sold a Hyatt Place hotel, for which we recognized gains of $5 million.

(d) Foreign currency translation loss on sale of unconsolidated hospitality venture - During the nine months ended September 30, 2015, we recorded a $21 million loss related to the sale of an entity that held an interest in one of our foreign currency denominated unconsolidated hospitality ventures, a majority of which resulted from the release of the related accumulated currency translation loss.
(e) Asset impairments - In conjunction with our regular assessment of impairment indicators, we identified property and equipment whose carrying value exceeded its fair value, and as a result, we recorded $5 million of impairment charges during the nine months ended September 30, 2015.
(f) Gain on sale of residential property - During the nine months ended September 30, 2015, we recognized a gain of $1 million in connection with the sale of a residential property at one of our unconsolidated hospitality ventures.
(g) Other - The nine months ended September 30, 2016, included a loss on the redemption of a cost method investment, debt settlement costs related to the redemption of our 2016 Senior Notes, transaction costs and a provision on a developer loan based on our assessment of collectability. The nine months ended September 30, 2015, included an $8 million net recovery related to the settlement of our secured financing receivables and $2 million in provisions related to pre-opening loans based on our assessment of collectability.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended September 30,						Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)	2016	2015	Change ($)	Change (%)	Change in Constant $	Change in Constant $ (%)
Revenues
Owned and leased hotels	$519	$500	$19	3.8%	$23	4.6%	$1,594	$1,549	$45	2.9%	$63	4.1%
Americas management and franchising	90	85	5	5.9%	5	5.9%	281	269	12	4.5%	13	4.9%
ASPAC management and franchising	23	21	2	9.5%	2	9.5%	67	65	2	3.1%	3	4.7%
EAME/SW Asia management	15	16	(1)	(6.3)%	(1)	(6.3)%	47	49	(2)	(4.1)%	(1)	(2.1)%
Corporate and other	12	10	2	20.0%	2	20.0%	34	29	5	17.2%	5	17.2%
Other revenues from managed properties	448	440	8	1.8%	8	1.8%	1,385	1,324	61	4.6%	61	4.6%
Eliminations	(19)	(19)	—	—%	—	—%	(66)	(66)	—	—%	(1)	(1.5)%
Total revenues	$1,088	$1,053	$35	3.3%	$39	3.7%	$3,342	$3,219	$123	3.8%	$143	4.5%

Adjusted EBITDA
Owned and leased hotels	$97	$89	$8	9.0%	$9	10.2%	$321	$311	$10	3.2%	15	4.9%
Pro rata share of unconsolidated hospitality ventures	23	21	2	9.5%	2	9.5%	79	63	16	25.4%	16	25.4%
Total owned and leased hotels	120	110	10	9.1%	11	10.1%	400	374	26	7.0%	31	8.4%
Americas management and franchising	77	74	3	4.1%	3	4.1%	242	229	13	5.7%	14	6.1%
ASPAC management and franchising	14	12	2	16.7%	2	16.7%	38	37	1	2.7%	2	5.6%
EAME/SW Asia management	8	7	1	14.3%	1	14.3%	24	23	1	4.3%	2	9.1%
Corporate and other	(27)	(32)	5	15.6%	5	15.6%	(91)	(92)	1	1.1%	1	1.1%
Adjusted EBITDA	$192	$171	$21	12.3%	$22	12.9%	$613	$571	$42	7.4%	50	8.9%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (39)
ADR	$215.92	$217.91	(0.9)%		(0.3)%	$221.89	$219.48	1.1%		2.0%
Occupancy	79.4%	78.4%	1.0%	pts		78.0%	77.3%	0.7%	pts
RevPAR	$171.37	$170.78	0.3%		1.0%	$173.11	$169.64	2.0%		3.0%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (148)
ADR	$198.68	$193.46	2.7%		2.9%	$200.46	$195.14	2.7%		3.3%
Occupancy	79.5%	78.8%	0.7%	pts		76.9%	77.0%	(0.1)%	pts
RevPAR	$157.87	$152.45	3.6%		3.8%	$154.13	$150.27	2.6%		3.1%

Select service hotels (267)
ADR	$135.18	$130.58	3.5%		3.6%	$134.45	$130.03	3.4%		3.5%
Occupancy	81.7%	80.9%	0.8%	pts		79.7%	77.8%	1.9%	pts
RevPAR	$110.42	$105.60	4.6%		4.6%	$107.13	$101.11	6.0%		6.0%

ASPAC
Full service hotels (60)
ADR	$203.82	$203.60	0.1%		(2.4)%	$206.67	$212.11	(2.6)%		(2.0)%
Occupancy	73.1%	70.1%	3.0%	pts		69.6%	67.2%	2.4%	pts
RevPAR	$149.09	$142.74	4.4%		1.8%	$143.91	$142.45	1.0%		1.7%

EAME/SW Asia (c)
Full service hotels (58)
ADR	$187.14	$209.65	(10.7)%		(8.8)%	$190.46	$206.83	(7.9)%		(4.9)%
Occupancy	64.6%	63.8%	0.8%	pts		63.2%	63.6%	(0.4)%	pts
RevPAR	$120.88	$133.85	(9.7)%		(7.8)%	$120.46	$131.58	(8.4)%		(5.4)%

Select service hotels (5)
ADR	$88.75	$93.75	(5.3)%		(5.1)%	$96.67	$99.26	(2.6)%		(2.0)%
Occupancy	73.9%	66.8%	7.1%	pts		71.0%	62.6%	8.4%	pts
RevPAR	$65.59	$62.62	4.7%		5.0%	$68.61	$62.10	10.5%		11.2%

Comparable systemwide hotels (539) (b) (c)
ADR	$181.03	$179.06	1.1%		1.0%	$182.33	$180.98	0.7%		1.5%
Occupancy	77.5%	76.4%	1.1%	pts		75.0%	74.2%	0.8%	pts
RevPAR	$140.29	$136.75	2.6%		2.5%	$136.82	$134.28	1.9%		2.6%
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include one select service hotel in ASPAC, which is not included in the ASPAC full service hotel statistics.
(c) Due to the longer-than-expected renovation, Hyatt Regency Paris Étoile was removed from EAME/SW Asia region comparable hotel base in the third quarter of 2016.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended September 30,					Nine Months Ended September 30,
	2016	2015	Change		Change (in constant $)	2016	2015	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels) (a)

Park Hyatt (32)
ADR	$310.94	$320.20	(2.9)%		(3.0)%	$322.25	$331.14	(2.7)%		(0.4)%
Occupancy	72.1%	70.0%	2.1%	pts		69.5%	68.5%	1.0%	pts
RevPAR	$224.19	$223.99	0.1%		0.0%	$223.91	$226.72	(1.2)%		1.0%

Grand Hyatt (41)
ADR	$226.18	$228.24	(0.9)%		(1.9)%	$227.19	$230.88	(1.6)%		(0.6)%
Occupancy	76.6%	74.9%	1.7%	pts		73.9%	73.5%	0.4%	pts
RevPAR	$173.32	$170.92	1.4%		0.4%	$168.00	$169.78	(1.0)%		(0.1)%

Hyatt Regency (152) (b)
ADR	$173.48	$170.25	1.9%		2.0%	$175.47	$172.39	1.8%		2.5%
Occupancy	75.8%	74.8%	1.0%	pts		73.0%	72.8%	0.2%	pts
RevPAR	$131.47	$127.31	3.3%		3.4%	$128.13	$125.45	2.1%		2.9%

Hyatt (21)
ADR	$206.94	$206.38	0.3%		0.5%	$198.15	$199.83	(0.8)%		(0.3)%
Occupancy	78.2%	79.1%	(0.9)%	pts		76.6%	77.0%	(0.4)%	pts
RevPAR	$161.78	$163.33	(0.9)%		(0.7)%	$151.71	$153.92	(1.4)%		(0.9)%

Andaz (12)
ADR	$324.49	$325.05	(0.2)%		0.4%	$331.38	$329.13	0.7%		1.2%
Occupancy	82.3%	80.0%	2.3%	pts		81.7%	79.1%	2.6%	pts
RevPAR	$266.92	$260.11	2.6%		3.2%	$270.88	$260.37	4.0%		4.5%

Hyatt Place (215)
ADR	$128.94	$125.17	3.0%		3.1%	$128.56	$125.28	2.6%		2.7%
Occupancy	80.6%	79.1%	1.5%	pts		78.9%	76.3%	2.6%	pts
RevPAR	$103.92	$98.97	5.0%		5.1%	$101.37	$95.59	6.0%		6.2%

Hyatt House (58)
ADR	$151.23	$145.08	4.2%		4.2%	$150.56	$143.02	5.3%		5.3%
Occupancy	84.8%	85.7%	(0.9)%	pts		81.7%	81.2%	0.5%	pts
RevPAR	$128.22	$124.38	3.1%		3.1%	$123.08	$116.15	6.0%		6.0%
(a) Comparable systemwide hotels include six Hyatt Centric hotels and two hotels within The Unbound Collection by Hyatt, which are not listed in the hotel brand statistics.
(b) Due to the longer-than-expected renovation, Hyatt Regency Paris Étoile was removed from Hyatt Regency comparable hotel base in the third quarter of 2016.

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Fees
Base management fees	$49	$47	$2	4.3%	$143	$140	$3	2.1%
Incentive management fees	25	23	2	8.7%	85	83	2	2.4%
Franchise fees	27	24	3	12.5%	77	67	10	14.9%
Other fee revenues (a)	9	9	—	—%	27	30	(3)	(10.0)%
Total management and franchise fees	$110	$103	$7	6.8%	$332	$320	$12	3.8%
(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $6 million and $5 million for the three months ended September 30, 2016 and September 30, 2015, respectively and $16 million for the nine months ended September 30, 2016 and September 30, 2015.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Selling, general, and administrative expenses also includes expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$63	$67	$(4)	(6.0)%	$202	$206	$(4)	(1.9)%
Stock-based compensation expense (a)	1	(1)	2	200.0%	21	20	1	5.0%
Rabbi trust impact	10	(12)	22	183.3%	14	(5)	19	380.0%
Selling, general, and administrative expenses	$74	$54	$20	37.0%	$237	$221	$16	7.2%
The table below provides a segment breakdown for Adjusted selling, general, and administrative expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Americas management and franchising (a)	$14	$12	$2	16.7%	$39	$40	$(1)	(2.5)%
ASPAC management and franchising (a)	10	10	—	—%	29	28	1	3.6%
EAME/SW Asia management (a)	6	8	(2)	(25.0)%	23	26	(3)	(11.5)%
Owned and leased hotels (a)	4	4	—	—%	10	11	(1)	(9.1)%
Corporate and other (a)	29	33	(4)	(12.1)%	101	101	—	—%
Adjusted selling, general, and administrative expenses (a)	$63	$67	$(4)	(6.0)%	$202	$206	$(4)	(1.9)%
(a) Effective January 1, 2016 our definition of Adjusted EBITDA has been updated to exclude stock-based compensation expense, therefore Adjusted selling, general, and administrative expenses has also been updated to exclude stock-based compensation expense. We have applied this change in the definition of Adjusted selling, general, and administrative expenses to 2015 historical results to allow for comparability between the periods presented.

Hyatt Hotels Corporation
Reconciliation: Comparable Owned and Leased Hotels Segment Operating Margin to Owned and Leased Hotels Segment Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels segment operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$492	$486	$6	1.2%	$1,533	$1,505	$28	1.9%
Non-comparable owned and leased hotels	27	14	13	92.9%	61	44	17	38.6%
Owned and leased hotels revenues	$519	$500	$19	3.8%	$1,594	$1,549	$45	2.9%

Expenses
Comparable owned and leased hotels	$378	$377	$1	0.3%	$1,143	$1,125	$18	1.6%
Non-comparable owned and leased hotels	22	11	11	100.0%	58	37	21	56.8%
Rabbi trust	2	(3)	5	166.7%	3	(2)	5	250.0%
Owned and leased hotels expenses	$402	$385	$17	4.4%	$1,204	$1,160	$44	3.8%

Owned and leased hotels segment operating margin percentage	22.5%	23.0%		(0.5)%	24.5%	25.1%		(0.6)%

Comparable owned and leased hotels segment operating margin percentage	23.2%	22.4%		0.8%	25.4%	25.2%		0.2%

Hyatt Hotels Corporation
Net Gains (Losses) and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains (losses) and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Gold Passport program for our owned and leased hotels are offset within our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016	2015	Change ($)	Change (%)	2016	2015	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$10	$(12)	$22	183.3%	$14	$(5)	$19	380.0%
Rabbi trust impact allocated to owned and leased hotels expense	2	(3)	5	166.7%	3	(2)	5	250.0%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenues	—	—	—	—%	3	1	2	200.0%
Net gains (losses) and interest income from marketable securities held to fund operating programs	$12	$(15)	$27	180.0%	$20	$(6)	$26	433.3%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Capital Expenditures
Maintenance	$16	$27	$42	$81
Enhancements to existing properties	20	15	44	35
Investment in new properties under development or recently opened	19	21	54	69
Total	$55	$63	$140	$185

	Three Months Ended September 30,		Nine Months Ended September 30,
Investment Spending (a)	2016	2015	2016	2015
Acquisitions, net of cash acquired	$93	$—	$331	$—
Contributions to investments	14	2	31	29
Other	8	10	19	33
Total	$115	$12	$381	$62

(a) Investment spending, as we have disclosed above, is a non-GAAP measure. Investment spending includes our cash expenditures related to acquisitions and equity, debt and other investments. This measure assists us in comparing our cash expenditures on all types of investments over various reporting periods on a consistent basis. Refer to the condensed consolidated statements of cash flows filed with our quarterly report on Form 10-Q for details of our cash provided by (used in) investing activities, noting that the Other investment spending is included in other investing activities on the condensed consolidated statements of cash flows.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	September 30, 2016		September 30, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	27	15,713	26	15,415	1	298
Other Americas	3	1,548	2	1,112	1	436
ASPAC	1	601	1	601	—	—
EAME/SW Asia	9	1,933	10	2,253	(1)	(320)
Select service hotels
United States	1	171	1	171	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	42	20,296	41	19,882	1	414
(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	September 30, 2016		September 30, 2015		Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	98	53,355	101	55,079	(3)	(1,724)
Other Americas managed	19	6,790	16	5,977	3	813
United States franchised (a)	44	13,563	36	11,169	8	2,394
Other Americas franchised	1	44	1	44	—	—
Subtotal	162	73,752	154	72,269	8	1,483

Select service hotels
United States managed	56	7,902	51	7,097	5	805
Other Americas managed	7	1,038	7	1,038	—	—
United States franchised	251	34,445	230	31,207	21	3,238
Other Americas franchised	2	266	1	126	1	140
Subtotal	316	43,651	289	39,468	27	4,183

ASPAC
Full service hotels
ASPAC managed	73	26,678	66	24,163	7	2,515
ASPAC franchised	3	1,286	3	1,282	—	4
Subtotal	76	27,964	69	25,445	7	2,519

Select service hotels
ASPAC managed	5	826	1	144	4	682
Subtotal	5	826	1	144	4	682

EAME/SW Asia
Full service hotels
EAME managed	38	9,650	37	9,507	1	143
SW Asia managed	31	9,162	30	8,508	1	654
Subtotal	69	18,812	67	18,015	2	797

Select service hotels
EAME managed	5	839	4	669	1	170
SW Asia managed	6	887	5	744	1	143
Subtotal	11	1,726	9	1,413	2	313

Total managed and franchised hotels	639	166,731	589	156,754	50	9,977

All inclusive	6	2,401	5	1,854	1	547
Vacation ownership	16	1,038	16	1,038	—	—
Residential	18	2,417	17	2,150	1	267

Total properties and rooms/units	679	172,587	627	161,796	52	10,791
(a) Hyatt Carmel Highlands (franchised, 48 rooms) is now included as a property in the Hyatt system, but was not included as a new hotel opening in the third quarter of 2016.

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	September 30, 2016		September 30, 2015		Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	39	7,587	36	7,001	3	586
Grand Hyatt	47	25,653	44	24,274	3	1,379
Hyatt Regency	171	77,238	155	72,649	16	4,589
Hyatt (a)	23	4,864	41	9,003	(18)	(4,139)
Andaz	13	2,639	12	2,440	1	199
Hyatt Centric	9	1,655	2	362	7	1,293
The Unbound Collection by Hyatt	5	892	—	—	5	892
Hyatt Place	260	35,905	235	32,022	25	3,883
Hyatt House	72	10,298	64	9,003	8	1,295
Hyatt Ziva	4	1,860	3	1,313	1	547
Hyatt Zilara	2	541	2	541	—	—
Hyatt Residence Club and Residential	34	3,455	33	3,188	1	267
Total	679	172,587	627	161,796	52	10,791
(a) Hyatt Carmel Highlands (franchised, 48 rooms) is now included as a property in the Hyatt system, but was not included as a new hotel opening in the third quarter of 2016.

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Segment Adjusted EBITDA (a)
For the Three Months Ended September 30, 2016
($ in millions)

	Rooms	Transaction / Opening Date	3Q16 Adjusted EBITDA Impact

Dispositions

Andaz 5th Avenue	184	2Q16
Hyatt Regency Birmingham in the United Kingdom	319	3Q16

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Segment Adjusted EBITDA			$(2)

Acquisitions or Openings

Grand Hyatt Rio de Janeiro	436	1Q16
The Confidante Miami Beach, part of The Unbound Collection by Hyatt	363	2Q16
Royal Palms Resort and Spa, part of The Unbound Collection by Hyatt	119	3Q16

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$4

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Segment Adjusted EBITDA			$2
(a) Excludes pro rata share of unconsolidated hospitality ventures.